Exhibit (m)(5)

GMO TRUST

PLAN OF DISTRIBUTION PURSUANT TO

RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, GMO Trust, a Massachusetts business trust (the “Trust”), is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end investment management company, and offers for public sale shares of beneficial interest; and

WHEREAS, the Trust wishes to adopt a Plan of Distribution (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act for the ETF Class of each series of the Trust (each a “Fund” and collectively, the “Funds”) listed on Schedule A hereto.

WHEREAS, the Trust has entered into a Distribution Agreement with Funds Distributor, LLC (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of aggregations of ETF Class shares of the Funds (“Creation Units”) as described in the Funds’ registration statement relating to ETF Class shares.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act with respect to ETF Class shares of the Funds.

Section 1.	Annual Fee.

(a)  Service and Distribution Fee. Each Fund may pay to the Distributor (or, at the Distributor’s direction, directly to a Servicing Party (as defined below)) or, as reimbursement for covered expenses advanced by the Fund’s investment adviser (the “Adviser”) in respect of the Fund, to the Adviser) a service and distribution fee (the “Service Fees”), the aggregate amount of which with respect to the Fund does not exceed an amount calculated at the annual rate set forth in Schedule A for the Fund. The Distributor may in turn pay from the Service Fees it receives (or direct the Fund to pay directly), (i) one or more other principal underwriters, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of the Funds (each of the foregoing a “Servicing Party”), or (ii) as reimbursement for covered expenses advanced by the Adviser in respect of the Fund, the Adviser. For purposes of this section, “covered expenses” means expenses covered by the Plan as described in Section 2 hereof.

(b)    Payment of Fees. The Service Fees described above will be calculated daily and paid monthly by each Fund as provided in Schedule A.

The Trust is authorized to engage in the activities listed herein either directly or through other entities.

Section 2.	Expenses Covered by the Plan.

With respect to the fees payable by each Fund, the Service Fees for the Fund may be used by the Distributor, paid by the Distributor (or, at the Distributor’s direction, directly by the Fund) to a Servicing Party, or paid to the Adviser as reimbursement for expenses advanced by the Adviser in respect of the Fund, in each case for expenses related to the Fund’s ETF Class shares, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports relating to its ETF Class shares to prospective investors in the Fund’s ETF Class shares; (b) advertising and marketing expenses and costs involved in preparing, printing and distributing sales literature pertaining to the Fund’s ETF Class shares and reports for persons other than existing shareholders; and (c) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to, or in respect of, ETF Class shareholders (including shareholders that hold ETF Class shares through a third-party platform or intermediary) in connection with the distribution of ETF Class shares or servicing of accounts, including but not limited to answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information, providing information about the Fund, and maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); provided, however, that (i) the Service Fee for a particular Fund that may be used by the Distributor, paid to a Servicing Party by the Distributor (or, at the Distributor’s direction, directly by the Fund), or paid to the Adviser as reimbursement for expenses advanced by the Adviser in respect of the Fund, in each case to cover expenses primarily intended to result in the sale of ETF Class shares or Creation Units of that Fund, including, without limitation, payments to the Distributor or payments to a Servicing Party and other persons by the Distributor (or, at the Distributor’s direction, directly by the Fund) as compensation for the sale of the ETF Class shares or Creation Units (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Financial Industry Regulatory Authority (“FINRA”) Rule 2341 or any successor rule, in each case as amended or interpreted by the FINRA (“Rule 2341”), and (ii) the Service Fee for a particular Fund that may be used by the Distributor, paid to a Servicing Party by the Distributor (or, at the Distributor’s direction, directly by the Fund) or paid to the Adviser as reimbursement for expenses advanced by the Adviser in respect of the Fund, in each case to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2341.

A Servicing Party may retain any portions of the Service Fees received or paid to it in excess of its expenses incurred.

It is recognized that a Fund’s investment manager, sub-adviser, or an affiliate of the foregoing may use its management or sub-advisory fee revenues, past profits or its resources from any other source, to make payment to the Distributor, a Servicing Party, or any other entity with respect to any expenses incurred in connection with the servicing, distribution, or marketing and sales of the Fund’s ETF Class shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by a Fund to its manager or any affiliate thereof should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares, then such payments shall be deemed to be authorized by this Plan, but shall not be subject to the limitations set forth in Section 1.

It is further recognized that a Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and may make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3.	Approval by Trustees.

Neither the Plan nor any related agreements will take effect, with respect to the ETF Class shares of a Fund, until approved by a majority vote of both (a) the Board of Trustees (the “Board”) of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), in accordance with Rule 12b-1(b).

Section 4.	Continuance of the Plan.

The Plan shall continue in effect with respect to the ETF Class shares of a Fund for so long as such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees in accordance with Section 3.

Section 5.	Termination.

The Plan may be terminated at any time with respect to the ETF Class shares of a Fund without the payment of any penalty, (i) by the vote of a majority of the outstanding voting securities of the ETF Class of that Fund, or (ii) by a majority vote of the Qualified Trustees. Termination of the Plan with respect to the ETF Class shares of any Fund will not affect the validity of this Plan with respect to the ETF Class shares of any other Fund.

Section 6.	Amendments.

The Plan may not be amended with respect to a Fund so as to increase materially the amount to be spent for distribution, unless such amendment is approved by a vote of holders of at least a majority of the outstanding ETF Class shares of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board in the manner described in Section 3.

Section 7.	Selection of Certain Trustees.

While the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 8.	Written Reports.

In each year during which the Plan remains in effect and amounts under the Plan are expended, the officers of the Fund will prepare and furnish to the Trust’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule 12b-1(b)(3), which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 9.	Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

Section 10.	Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission (the “Commission”), or as interpreted by the Commission.

Section 11.	Severability.

If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: September 17, 2026

SCHEDULE A

Fund	Commencement of Operations
GMO International Equity Fund (ETF Class)	[ ], 2026

Each Fund is authorized to pay (i) to the Distributor (or, at the Distributor’s direction, directly to a Servicing Party (as defined below)), who in turn may pay to a Servicing Party or, as reimbursement for covered expenses advanced by the Fund’s investment adviser (the “Adviser”) in respect of the Fund, the Adviser, or (ii) as reimbursement for covered expenses advanced by the Adviser in respect of the Fund, to the Adviser, Services Fees of up to 0.25% of average daily net assets of the Fund’s ETF Class shares as compensation for services to the Fund. For purposes of this section, “covered expenses” means expenses covered by the Plan as described in Section 2 of the Plan.

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